Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The Metals Royalty Company Inc. (the “Company,” “we,” “us” and “our”) has the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common shares, without par value	“TMCR”	The Nasdaq Stock Market LLC

The following description of our share capital and provisions of our articles and Notice of Articles are summaries of material terms and provisions and are qualified by reference to our articles and Notice of Articles, copies of which have been filed with the SEC.

Common Shares

The holders of our Common Shares are entitled to one vote for each share held at any meeting of shareholders. The holders of our Common Shares are entitled to receive dividends as and when declared by our board of directors. In the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our Common Shares are entitled to share pro rata in the distribution of the balance of our assets. There are no preemptive, redemption, purchase or conversion rights attaching to our Common Shares. There are no sinking fund provisions applicable to our Common Shares.

Certain Important Provisions of our Articles and the Business Corporations Act (British Columbia)

The following is a summary of certain important provisions of our articles and certain related sections of the Business Corporations Act (British Columbia), or the BCBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles and the BCBCA.

Stated Objects or Purposes

Our articles do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.

Power to vote on matters in which a director is materially interested. Under the BCBCA a director who has a material interest in a contract or transaction, whether existing or proposed, that is material to us, must disclose such interest to us, subject to certain exceptions such as if the contract or transaction: (i) is an arrangement by way of security granted by us for money loaned to, or obligations undertaken by, the director for our benefit or for one of our affiliates’ benefit; (ii) relates to an indemnity or insurance permitted under the BCBCA; (iii) relates to the remuneration of the director in his or her capacity as director, officer, employee or agent of our company or of one of our affiliates; (iv) relates to a loan to our company while the director is the guarantor of some or all of the loan; or (v) is with a corporation that is affiliated to us while the director is also a director or senior officer of that corporation or an affiliate of that corporation.

A director who holds such disclosable interest in respect of any material contract or transaction into which we have entered or propose to enter may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors are also required to comply with certain other relevant provisions of the BCBCA regarding conflicts of interest.

Directors’ power to determine the remuneration of directors. The remuneration of our directors is determined by our directors subject to our articles. The remuneration may be in addition to any salary or other remuneration paid to any of our employees (including executive officers) who are also directors.

Number of shares required to be owned by a director. Neither our articles nor the BCBCA provide that a director is required to hold any of our shares as a qualification for holding his or her office. Our board of directors has discretion to prescribe minimum share ownership requirements for directors.

Shareholder Meetings

Subject to applicable stock exchange requirements, we must hold a general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. A meeting of our shareholders may be held anywhere in or outside British Columbia.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business must be sent to each shareholder entitled to attend the meeting and to each director not less than 21 days prior to the meeting for so long as we are a public company. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

Subject to the special rights and restrictions attached to the shares or any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders, or one or more proxyholder(s) representing two shareholders, or one member and a proxyholder representing another shareholder. If there is only one shareholder, the quorum is one person present and being, or representing by proxy, such shareholder. If a quorum is not present within one-half hour of the time set for the holding of a meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, unless the meeting is a general meeting that was requisitioned by shareholders, in which case the meeting is dissolved.

Shareholder Proposals

Under the BCBCA, a qualified shareholder may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting.

Limitation of Liability and Indemnification

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment actually and reasonably incurred by him or her in respect of any legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from us or from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, our articles require us to indemnify our directors, former directors or alternate directors (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

Competition Act

Limitations on the ability to acquire and hold Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada (the “Commissioner”) to review any acquisition of a significant interest in the Company. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada.

Investment Canada Act

The Investment Canada Act subjects an acquisition of control of a Canadian business by a non-Canadian to government notification or review depending on whether the relevant financial threshold (based on enterprise value or asset value of the company), as calculated pursuant to the legislation, is exceeded. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada. Under the national-security-review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect of any investment by a non-Canadian in a company with sufficient nexus to Canada. No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.”

Material differences between British Columbia Corporate Law and Delaware General Corporation Law

Our corporate affairs are governed by our articles and the provisions of the BCBCA. The BCBCA differs from the various state laws applicable to U.S. corporations and their stockholders. The following is a summary of the material differences between the BCBCA and the Delaware General Corporation Law, or DGCL. This summary is qualified in its entirety by reference to the DGCL, the BCBCA and our governing corporate documents.

Number and Election of Directors

Under the DGCL, the board of directors must consist of at least one number. The number of directors shall be fixed by the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall only be made by an amendment of the certificate of incorporation. Under the DGCL, directors are elected at annual stockholder meetings by a plurality vote of the stockholders, unless a shareholder-adopted bylaw prescribes a different required vote.

Under the BCBCA, the board of directors must consist of at least one director and, in the case of a public company (which includes a company with securities traded on or through the facilities of a securities exchange), must have at least three directors. Under the BCBCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required.

Director Qualifications

Delaware law does not have director residency requirements comparable to those of the BCBCA. Delaware law permits a corporation to prescribe qualifications for directors under its certificate of incorporation or bylaws.

Under the BCBCA, a director is not required to hold a share in our capital as qualification for his or her office but must be qualified as required by the BCBCA to become or act as a director. Pursuant to the BCBCA a person cannot act as a director of a company unless that person is an individual who is qualified to do so. The following persons are disqualified by the BCBCA from being a director of our company: (i) any individual who is less than 18 years of age; (ii) any individual found by a court, in Canada or elsewhere, to be incapable of managing the individual’s own affairs, unless a court, in Canada or elsewhere, subsequently finds otherwise; (iii) a person in respect of whom a certificate of incapability is issued under the Adult Guardianship Act, unless the certificate is subsequently cancelled under section 37 (4) of the Adult Guardianship Act; (iv) an undischarged bankrupt; and (v) an individual convicted in or out of British Columbia of an offence in connection with the promotion, formation or management of a corporation or unincorporated business, or of an offence involving fraud, unless certain enumerated criteria are satisfied.

Vacancies on the Board of Directors

Under the DGCL, vacancies and newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the BCBCA, vacancies occurring as a result of a removal of a director may be filled by the (i) shareholders at the shareholders’ meeting, if any, at which the director was removed, or (ii) if not filled in the manner contemplated by (i), by the shareholders or the remaining directors. In the event of a causal vacancy the vacancy may be filled by the remaining directors. If the number of directors in office falls below the number required for a quorum due to one or more vacancies then the director may (i) appoint a number of directors to constitute quorum; and/or (ii) call a shareholders’ meeting to fill the vacancies. However, the directors may not take any other action until quorum is obtained.

Transactions with Directors and Officers

The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

The BCBCA deems that a director or senior officer of a company holds a “disclosable interest” in a contract or transaction if: (i) the contract or transaction is material to the company; (ii) the company has entered, or proposes to enter, into the contract or transaction; (iii) either of the following applies: (a) the director or senior officer has a material interest in the contract or transaction, or (b) the director or senior officer is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction; and (iv) the interest is known, or reasonably ought to have been known, by the director or senior officer. A director with a “disclosable interest” must disclose such interest to the board of directors and, unless there is an applicable exemption, is not entitled to vote on any resolution to approve the contract or transaction in question. A director or senior officer is liable to account to the company for any profit that accrues to the director or senior officer under a contract or transaction in which that director had a “disclosable interest” if such interest was not properly disclosed.

Limitation on Liability of Directors

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duty as a director, except for liability: (i) for breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL which concerns unlawful payment of dividends, stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

The BCBCA does not permit the limitation of a director’s liability as the DGCL does. The BCBCA provides that the company may indemnify its directors and officers against liabilities incurred in the course of their duties. Pursuant to the BCBCA a company may also pay the expenses actually and reasonably incurred by a director or officer in respect of such a proceeding. However, the company is not permitted to indemnify a director or officer in certain circumstances including, but not limited to, if the director or officer did not act honestly and in good faith with a view to the best interests of the company.

Call and Notice of Shareholder Meetings

Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Under the DGCL, an annual or special stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws. If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Under the BCBCA, written notice of the shareholders must be given to each shareholder entitled to attend the meeting and each director at least 21 days but not more than 2 months before the meeting. The notice must state the date and time and, if applicable, the location of the meeting. Under the BCBCA, a company must hold an annual general meeting (i) for the first time, not more than 18 months after the date on which it was recognized; and (ii) after its first meeting, at least once in each calendar year and not more than 15 months after its previous annual general meeting. A company may apply to the court for an order extending the time for calling an annual meeting.

In addition, assuming the procedures in the BCBCA are followed, holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Shareholder Action by Written Consent

Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.

Under the BCBCA, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Shareholder Nominations and Proposals

Under the BCBCA, a shareholder who (i) owns one or more share that carry the right to vote at a general meeting, and (ii) who has been the owner of one or more share for an uninterrupted period of at least 2 years before the date of the signing of the proposal may submit a shareholder proposal relating to matters which the shareholder wishes to have considered at the next annual general meeting of the company. Subject to certain exceptions, and assuming such shareholder’s compliance with the prescribed time periods and other requirements of the BCBCA pertaining to shareholder proposals, the company is required to include such proposal in the information circular pertaining to applicable general meeting. Notice of such a proposal must be provided to the company at least three months days before the anniversary date of the last annual shareholders’ meeting.

The DGCL does not have a comparable provision.

Amendment of Governing Instrument

Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws shall be vested in the stockholders entitled to vote; provided, however, that any corporation nay, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

Under the BCBCA, amendments to the articles generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Specified amendments may also require the approval of other classes of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series may be entitled to vote on the amendment whether or not it otherwise carries the right to vote.

Votes on Mergers, Consolidations and Sales of Assets

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

Under the BCBCA, certain corporate actions including, but not limited to, amalgamations (other than with certain affiliated corporations), continuances into jurisdictions outside of British Columbia, and sales, leases or other dispositions of all or substantially all of a company’s undertaking, are required to be approved by a “special resolution” of the shareholders. Generally, a “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.

Dissenter’s Rights of Appraisal

Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the Delaware corporation is participating, subject to specified procedural requirements, including that such dissenting stockholder does not vote in favor of the merger or consolidation. However, the DGCL does not confer appraisal rights, in certain circumstances, including if the dissenting stockholder owns shares traded on a national securities exchange and will receive publicly traded shares in the merger or consolidation. Under the DGCL, a stockholder asserting appraisal rights does not receive any payment for his or her shares until the court determines the fair value or the parties otherwise agree to a value. The costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances.

Under the BCBCA, generally each of the following matters listed will entitle shareholders to exercise rights of dissent and, assuming the procedures in the BCBCA are followed, to be paid the fair value of their shares: (i) in respect of specific resolutions to alter the company’s articles; (ii) in respect of a resolution to adopt an amalgamation agreement; (iii) in respect of a resolution to approve an amalgamation; (iv) in respect of a resolution to approve an arrangement, the term of which arrangement permit dissent; (v) in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking; (vi) in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia; (vii) in respect of any other resolution, if dissent is authorized by the resolution; and (viii) in respect of any court order that permits dissent.

Under the BCBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interests.

Oppression Remedy

The BCBCA provides that a shareholder may apply to the court for an order on the grounds (i) that the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant; or (ii) that some act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

The oppression remedy provides the court with very broad and flexible powers with a view to remedying or bringing to and end the matters complained of by making an interim or final order it considers appropriate, including an order: (i) directing or prohibiting any act; (ii) regulating the conduct of the company’s affairs; (iii) appointing a receiver or receiver manager; (iv) directing an issue or conversion or exchange of shares; (v) appointing directors in place of or in addition to all or any of the directors then in office; (vi) removing any director; (vii) directing the company to purchase some or all of the shares of a shareholder and, if required, to reduce its capital in the manner specified by the court; (viii) directing a shareholder to purchase some or all of the shares of any other shareholder; (ix) directing the company or any other person to pay to a shareholder all or any part of the money paid by that shareholder for shares of the company; (x) varying or setting aside a transaction to which the company is a party and directing any party to the transaction to compensate any other party to the transaction; (xi) varying or setting aside a resolution; (xii) requiring the company, within a time specified by the court, to produce to the court or to an interested person financial statements or an accounting in any form the court may determine; (xiii) directing the company to compensate an aggrieved person; (xiv) directing correction of the registers or other records of the company; (xv) directing that the company be liquidated and dissolved, and appointing one or more liquidators, with or without security; (xvi) directing that an investigation be made; (xvii) requiring the trial of any issue; or (xviii) authorizing or directing that legal proceedings be commenced in the name of the company against any person on the terms the court directs.

The DGCL does not provide for a similar remedy.

Shareholder Derivative Actions

Under Delaware law, stockholders may bring derivative actions on behalf of, and for the benefit of, the corporation. The plaintiff in a derivative action on behalf of the corporation either must be or have been a stockholder of the corporation at the time of the transaction or must be a stockholder who became a stockholder by operation of law in the transaction regarding which the stockholder complains.

Under the BCBCA, a shareholder or director of a company may, with leave of the court, prosecute in the name and on behalf of the company (i) to enforce a right, duty or obligation owed to the company that could be enforced by the company itself; or (ii) to obtain damages for any breach of a right, duty or obligation referred to in paragraph (i). Under the BCBCA the court may grant leave, on terms it considers appropriate, if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the legal proceeding; (ii) notice of the application for leave has been given to the company and to any other person the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court that it is in the best interests of the company for the legal proceeding to be prosecuted or defended.

Under the BCBCA, the court may, in a derivative action when a proceeding being prosecuted or defended is pending, (i) authorize any person to control the conduct of the legal proceeding or give any other directions for the conduct of the legal proceeding; and (ii) order, on the terms and conditions that the court considers appropriate, that the company pay to the person controlling the conduct of the legal proceeding interim costs in the amount and for the matters, including legal fees and disbursements, that the court considers appropriate. Additionally, on the final disposition for a derivative action being prosecuted or defended, the court may make any order it considers appropriate, including an order that (i) a person to whom costs are paid repay the company some or all of the costs; (ii) the company or any other party in the proceeding indemnify the complainant or person controlling the conduct of the proceeding for costs; or (iii) the complainant or the person controlling the conduct of the legal proceeding indemnify one or more of the company, a director or officer of the company for expenses, including legal costs.